Exhibit 10.2

TUHURA BIOSCIENCES, INC.

WARRANT AMENDMENT AGREEMENT

THIS WARRANT AMENDMENT AGREEMENT (this “Agreement”) is made and entered into effective as of September 5, 2025 (the “Effective Date”), by and between TUHURA BIOSCIENCES, INC., a Nevada corporation (the “Company”), and ____________ (the “Holder”).

Recitals

A. Pursuant to the following Common Stock Purchase Warrants issued by TuHURA Biosciences, Inc., a Delaware corporation (“TuHURA Delaware”), to the Holder, the Holder was granted the following warrants to purchase the following number of shares of common stock, par value $0.0001 per share, of TuHURA Delaware, at an exercise price of $1.02 per share (the “Predecessor Warrants”):

Predecessor Warrants	Date of Predecessor Warrant	# of Warrant Shares

B. On October 18, 2024, the Company completed merger transaction in accordance with the terms of the Agreement and Plan of Merger, dated as of April 2, 2024 (the “Merger Agreement”), by and among the Company (which was named Kintara Therapeutics, Inc. at the time), TuHURA Delaware, and Kayak Mergeco, Inc., a direct wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub merged with and into TuHURA Delaware, with TuHURA Delaware surviving as a direct wholly owned subsidiary of the Company (the “Merger”).

C. As a result of the Merger and pursuant to the terms of the Merger Agreement, on October 18, 2024, the Predecessor Warrants were converted into and exchanged for replacement warrants (the “Existing Warrants”) entitling the Holder to purchase the following number of shares of Company common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $5.70 per share, with the Existing Warrants otherwise having the same terms and provisions as the Predecessor Warrants, including the Termination Date (as defined in the Predecessor Warrants) set forth below (the “Original Termination Date”):

Existing Warrants	Date of Predecessor Warrant	# of Warrant Shares under Existing Warrant after Merger	Termination Date

D. The Holder is a party to a Securities Purchase Agreement, dated June 2, 2025 (the “SPA”), pursuant to which the Holder agreed to purchase shares of Company Common Stock in different tranches, as more particularly set forth in the SPA.

E. Under the SPA, among other agreements, the Holder previously agreed to purchase the Holder’s final tranche of shares of Common Stock under the SPA (the “Final Tranche”) on or before December 31, 2025.

G. The Company and the Holder desire to hereby memorialize their agreement that the Company will extend the Termination Date of the Existing Warrants from the Original Termination Date to December 31, 2030 so long as the Holder purchases a portion of the Final Tranche on an accelerated basis as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Recitals. The foregoing Recitals are true and correct and incorporated into this Agreement.
2.
Purchase of Final Tranche. Pursuant to a letter agreement of even date herewith among the Holder and the Company (the “Letter Agreement”), the Holder has agreed to complete the purchase of the shares comprising approximately 80% of the Final Tranche on an accelerated basis, as set forth more particularly in the Letter Agreement.
3.
Amendment to Existing Warrant. Contingent on the Holder’s compliance with the term and provisions of the Letter Agreement regarding the accelerated purchase of approximately 80% of the Final Tranche, the Termination Date of each of the Existing Warrants is hereby amended to be 5:00 p.m.,

Tampa, Florida time, on December 31, 2030 (the “Extended Termination Date”), and thereupon the “Termination Date” of the Existing Warrants shall thereafter be the Extended Termination Date. Notwithstanding the foregoing, nothing set forth in this paragraph shall affect any terms and provisions of the Existing Warrants that would result in the termination of the Existing Warrants prior to the Extended Termination Date, including without limitation the termination provisions set forth in Section 11 of the Existing Warrants. In the event that the Holder does not complete the accelerated purchase of approximately 80% of the Final Tranche as contemplated by the Letter Agreement in accordance with the terms thereof, this Agreement shall be null and void.
4.
General. This Agreement shall be governed by, and shall be construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. At any time or from time to time after the date hereof, at the request of a party hereto and without further consideration, the other party hereto and its successors or assigns, shall execute and deliver, or shall cause to be executed and delivered, such other instruments and take such other actions as such party may reasonably request to effect the transactions contemplated hereby.
5.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and/or other electronically transmitted signatures shall be effective for all purposes.
6.
Continuing Effect. Other than as set forth in this Agreement, all of the terms and conditions of the Existing Warrant shall continue in full force and effect.

[SIGNATURE PAGES FOLLOW]

In Witness Whereof, the parties hereto have executed this Warrant Amendment Agreement as of the Effective Date.

COMPANY: TUHURA BIOSCIENCES, INC. By: Name: James A. Bianco Title: Chief Executive Officer HOLDER: